A REMINDER

                           PECO ENERGY COMPANY
             ANNUAL MEETING OF SHAREHOLDERS -- APRIL 10, 1996


    We previously sent to you proxy material concerning our upcoming Annual Meeting of Shareholders.

    According to our latest records, we have not yet received your proxy. Whether your holdings are large or small, receiving your signed proxy as soon as possible before the Meeting will be helpful and will aid us in avoiding further expense and delay.

    The time before the Meeting is short. Due to the possibility of a delay in the mail, please sign, date and return the enclosed duplicate proxy immediately, even if your original proxy was mailed.

    We appreciate your cooperation.

                                          K. K. COMBS
                                          Corporate Secretary

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                                PLEASE REMEMBER

                          TO SIGN AND DATE YOUR PROXY

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                                   APPENDIX OF
                           GRAPHIC AND IMAGE MATERIAL
                     OMITTED FROM ELECTRONIC FORMAT DOCUMENT
                     PURSUANT TO RULE 304 OF REGULATION S-T


Photographs of Nominees for Director and Incumbent Directors appear on pages 3 - 6 of the Definitive Proxy Statement.

Performance Graph comparing cumulative total shareholder return on PECO Energy's Common Stock against S&P 500 Stock Index and Dow Jones Utility Average appears on page 19 of the Definitive Proxy Statement.

Map of major routes to Valley Forge Convention Center appears on page 26 of the Definitive Proxy Statement.

Map of Valley Forge Convention Center appears on page 27 of the Definitive Proxy Statement.